Exhibit 99.1

Patriot Reports full year 2018 Net Income of $3.0 million; Loans and deposits continue to expand and assets up year over year; Declares quarterly dividend

STAMFORD, Conn., Feb. 26, 2019 -- Patriot National Bancorp, Inc. (“Patriot”, “Bancorp”) (NASDAQ: PNBK), the parent company of Patriot Bank, N.A. (the “Bank”), today announced that assets for the fourth quarter of 2018 increased by 12% from the end of 2017, deposits grew by 17% and pre-tax income was $216,000, with net income at $172,000, or $0.04 per fully diluted share.  Excluding the recovery from the prior year and the special project costs in the current year, pre-tax earnings in 2018 grew materially year over year as the result of strong loan growth stemming from over $230 million of new loans funded and committed, and higher non-interest income resulting from the Bank’s SBA lending initiative. Pre-tax earnings reported for the year 2018 included significant, non-recurring transaction expenses of $2.1 million.

Fourth quarter net income includes an addition of $1.0 million to the Bank’s provision for loan losses, and $330,000 of expenses, primarily related to costs associated with the acquisition of Prime Bank and Hana Small Business Lending (“Hana SBL”).

The increase to provision for loan losses was primarily due to a single credit experiencing cash flow difficulty.  As a result of the higher provisions and project costs, the fourth quarter net income was lower than the $769,000 and $600,000 reported in the third quarter and the same quarter last year, respectively.  For the year ended December 31, 2018, net income was $3.0 million, or $0.78 per fully diluted share, as compared with $4.1 million, or $1.06 per fully diluted share, for the year ended December 31, 2017.

The year-to-date net income is not comparable to the same period in the prior year due to a $2.8 million credit recovery that was recognized in the first quarter of 2017 and $2.1 million of non-recurring acquisition-related expenses recognized in 2018.

On May 10, 2018 Patriot completed its acquisition of Prime Bank. The closing of the transaction added a new Patriot branch located in the Town of Orange, New Haven County, Connecticut.

CEO Michael Carrazza stated: “2018 was a productive year for Patriot. Core performance and assets grew steadily, the acquisition of Prime Bank was completed, and the Bank’s SBA loan division has made significant strides.  In February 2018, Patriot entered in to a transaction with Hana Small Busines Lending, which remains subject to regulatory approvals.  Value-creating activities have led to a significant increase in regulatory oversight from prior years. The Bank continues to maintain strong capital and sustained growth in its core operations.”

Patriot became an approved SBA lender at the end of 2017 and was designated a “preferred lender” by the SBA earlier in this year, enabling it to approve loans to small businesses and entrepreneurs more quickly and efficiently.  Patriot has now opened four new SBA Business Development offices.

Richard Muskus, Patriot’s President, added: “The year 2018 was very encouraging for Patriot, as we have seen growth and development on a number of key initiatives that we expect to yield strong performance into 2019 and beyond.  We continued to demonstrate impressive trajectory in our core competency of loan originations, with approximately $230 million in new loans funded and committed in 2018.  Further, we have significantly advanced the national footprint and platform, expanding our national SBA business into Atlanta, Indianapolis and Jacksonville.  We have also established a platform for new deposit gathering initiatives in 2019 that are expected to reduce funding costs and materially strengthen ongoing Bank operating performance.”

Regarding the previously announced November 20, 2018 Formal Agreement with the OCC, Mr. Muskus added:  “We have made  progress, addressing each of the items in accordance with our commitment under the agreement, and we continue to respond and address any enhancements requested by the OCC.”

Patriot also announced today the declaration of its seventh consecutive quarterly dividend of $0.01 per share. The record date for this quarterly dividend will be March 11, 2019 with a dividend payment date of March 18, 2019.

Financial Results

As of December 31, 2018, total assets were $951.5 million, as compared to $915.3 million at September 30, 2018 and $852.1 million at December 31, 2017, for a total asset growth of 12% in the one-year period.  Net loans receivable totaled $772.8 million, up 2% over $756.6 million at September 30, 2018, and up 8% over $713.4 million at December 31, 2017. Deposits continued to grow to $743.3 million at December 31, 2018, as compared to $719.5 million at September 30, 2018 and $637.4 million at December 31, 2017.

Net interest income was $7.1 million in the quarter, increased 5% and 2% from the prior quarter and the corresponding 2017 period, respectively. The year-to-date net interest income of $28.0 million was 8% higher than the $25.9 million in the year ended December 31, 2017.

Net interest margin was 3.20% for the fourth quarter of 2018, as compared to 3.11% in the prior quarter and 3.51% for the fourth quarter of 2017.  For the full year period, net interest margin declined from 3.58% to 3.29%.  The decline in net interest margin in the year reflects the impact of subordinated debt added on June 29, 2018 and increasing deposit costs associated with higher rates paid on retail deposits and an increased reliance on more expensive wholesale funding sources.

The provision for loan losses in the quarter was $1.0 million, as compared to $87,000 in the fourth quarter of 2017. The year-to-date provision for loan losses was $1.3 million, as compared to a net credit for loan losses of $857,000, which reflected the previously noted recovery. The increase of the provision for loan losses in the fourth quarter of 2018 was primarily due to a large provision booked in December 2018 associated with one loan stemming from operating cash flow weaknesses and a collateral shortfall.

Non-interest income was $565,000 in the fourth quarter of 2018, 60% higher than the prior quarter.  Year-to-date non-interest income in 2018 of $1.6 million was 13% higher than the prior year, primarily due to realized gains on the sale of SBA loans.

Non-interest expense increased $389,000 over the third quarter of 2018 and increased $194,000 over the fourth quarter of 2017. The comparison to the prior quarter expenses were primarily impacted by increase in salaries and benefits due in part to the timing of the recognition of incentive accruals partially offset by reduction of non-recurring project costs. The non-recurring project costs totaled $330,000 and $2.1 million for the fourth quarter of 2018 and year-to-date period, respectively.  Excluding project costs, full year 2018 operating expense increased 8% reflecting investments in the organic SBA business and deposit gathering initiatives.

The income tax provision of $44,000 in the fourth quarter of 2018 represented an effective tax rate of 20% and reflects the positive impact of the tax rate changes enacted in the fourth quarter of 2017, and adoption of ASU 2018-02, Reclassification of certain tax effects from accumulated other comprehensive income.

As of December 31, 2018, shareholders’ equity was $69.2 million, an increase of $2.4 million from a year ago.  Patriot’s book value per share increased to $17.69 at December 31, 2018, as compared to $17.12 a year ago.

The Bank’s capital ratios continue to be strong, as the Bank maintained its “well capitalized” regulatory status.  The capital ratios improved from the first quarter of 2018 as the result of the subordinated debt issuance completed at the end of the quarter.  A material amount of the proceeds from the debt issuance were down-streamed to the Bank.  As of December 31, 2018, the Bank Tier 1 leverage ratio was 9.82%, Tier 1 risk-based capital was 10.61% and total risk-based capital was 11.49%.

About the Company

Founded in 1994, Patriot National Bancorp, Inc. (“Patriot” or “Bancorp”) is the parent holding company of Patriot Bank N.A. (“Bank”), a nationally chartered bank headquartered in Stamford, CT.  Patriot operates with full service branches in Connecticut and New York and provides lending products and services nationally. Patriot’s mission is to serve its local community and nationwide customer base by providing a growing array of banking solutions to meet the needs of individuals and small businesses owners. Patriot places great value in the integrity of its people and how it conducts business.  An emphasis on building strong client relationships and community involvement are cornerstones of our philosophy as we seek to maximize shareholder value.

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

Certain statements contained in Bancorp’s public statements, including this one, may be forward looking and subject to a variety of risks and uncertainties. These factors include, but are not limited to, (1) changes in prevailing interest rates which would affect the interest earned on Bancorp’s interest earning assets and the interest paid on its interest bearing liabilities, (2) the timing of repricing of Bancorp’s interest earning assets and interest bearing liabilities, (3) the effect of changes in governmental monetary policy, (4) the components of Bancorp’s periodic earnings and assets, (5) the fact that certain of the income recognized by Bancorp in any quarter may not be repeated in future periods, (6) the effect of changes in regulations applicable to Bancorp and the Bank and the conduct of its business, (7) changes in competition among financial service companies, including possible further encroachment of non-banks on services traditionally provided by banks, (8) the ability of competitors that are larger than Bancorp to provide products and services which it is impracticable for Bancorp to provide, (9) the state of the economy and real estate values in Bancorp’s market areas, and the consequent effect on the quality of Bancorp’s loans, (10) recent governmental initiatives that are expected to have a profound effect on the financial services industry and could dramatically change the competitive environment of the Bancorp, (11) other legislative or regulatory changes, including those related to residential mortgages, changes in accounting standards, and Federal Deposit Insurance Corporation (“FDIC”) premiums that may adversely affect Bancorp, (12) the application of generally accepted accounting principles, consistently applied,  (13) the fact that one period of reported results may not be indicative of future periods,  (14)  the state of the economy in the greater New York metropolitan area and its particular effect on Bancorp customers, vendors and communities and other such factors, including risk factors, as may be described in Bancorp’s other filings with the SEC.

Contacts:

Patriot Bank, N.A.	Richard Muskus	Joseph Perillo	Michael Carrazza
900 Bedford Street	President	Chief Financial Officer	CEO and Chairman
Stamford, CT 06901	203-252-5939	203-252-5954	203-251-8230
www.BankPatriot.com

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Unaudited)

Dollars in thousands

	December 31, 2018	September 30, 2018	December 31, 2017

Assets

Noninterest bearing deposits and cash	$7,381	$5,596	$3,582
Interest bearing deposits	59,569	43,636	45,659
Total cash and cash equivalents	66,950	49,232	49,241

Available-for-sale securities, at fair value	39,496	40,264	25,576
Other investments, at cost	4,450	4,450	4,450
Total investment securities	43,946	44,714	30,026

FRB & FHLB stock, at cost	7,794	7,761	8,391

Gross loans receivable	780,376	763,254	719,647
Allowance for loan losses	(7,609)	(6,605)	(6,297)
Net loans receivable	772,767	756,649	713,350

Accrued interest and dividends receivable	3,766	3,612	3,496
Premises and equipment, net	35,435	35,487	35,358
Other real estate owned	2,945	991	-
Deferred tax asset, net	10,697	10,907	10,397
Goodwill	1,728	1,944	-
Core deposit intangible, net	698	717	-
Other assets	4,816	3,272	1,821
Total assets	$951,542	$915,286	$852,080

Liabilities and Shareholders' Equity

Deposits
Noninterest bearing deposits	$84,471	$81,687	$81,197
Interest bearing deposits	658,810	637,845	556,242
	743,281	719,532	637,439

Federal Home Loan Bank and correspondent bank borrowings	100,000	90,000	120,000
Senior notes, net	11,778	11,759	11,703
Subordinated debt, net	9,723	9,720	-
Junior subordinated debt owed to unconsolidated trust, net	8,094	8,092	8,086
Note payable	1,388	1,436	1,580
Advances from borrowers for taxes and insurance	2,926	1,659	2,829
Accrued expenses and other liabilities	5,166	4,167	3,694
Total liabilities	882,356	846,365	785,331

Preferred Stock	-	-	-
Common stock	40	40	40
Additional paid-in capital	107,095	107,038	106,875
Accumulated deficit	(35,944)	(36,078)	(38,832)
Treasury stock, at cost	(1,179)	(1,179)	(1,179)
Accumulated other comprehensive loss	(826)	(900)	(155)
Total Shareholders' Equity	69,186	68,921	66,749

Total Liabilities and Shareholders' Equity	$951,542	$915,286	$852,080

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

Dollars in thousands, except per share data

	Three Months Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Interest and Dividend Income
Interest and fees on loans	$10,158	$9,413	$8,550	$37,546	$31,270
Interest on investment securities	385	364	294	1,306	982
Dividends on investment securities	116	125	103	490	383
Other interest income	270	342	66	1,033	214
Total interest and dividend income	10,929	10,244	9,013	40,375	32,849

Interest Expense
Interest on deposits	2,913	2,457	1,491	9,024	4,948
Interest on Federal Home Loan Bank borrowings	389	486	193	1,634	702
Interest on senior debt	229	229	229	915	915
Interest on subordinated debt	278	278	94	767	360
Interest on note payable	15	6	7	38	31
Total interest expense	3,824	3,456	2,014	12,378	6,956

Net interest income	7,105	6,788	6,999	27,997	25,893

Provision (credit) for loan losses	1,018	50	87	1,303	(857)

Net interest income after provision (credit) for loan losses	6,087	6,738	6,912	26,694	26,750

Non-interest Income
Loan application, inspection and processing fees	15	16	12	51	73
Deposit fees and service charges	132	126	146	524	590
Gains on sale of loans	93	3	4	162	4
Rental income	131	115	97	413	399
Other income	194	94	173	477	378
Total non-interest income	565	354	432	1,627	1,444

Non-interest Expense
Salaries and benefits	3,324	2,794	3,247	11,741	10,915
Occupancy and equipment expense	813	829	755	3,159	3,133
Data processing expense	341	333	353	1,313	1,139
Professional and other outside services	583	565	438	2,177	2,050
Merger/tax initiative project expenses	330	653	601	2,098	640
Advertising and promotional expenses	64	57	56	258	322
Loan administration and processing expenses	25	25	18	93	63
Regulatory assessments	317	275	272	1,142	844
Insurance (income) expenses	38	(56)	52	90	233
Material and communications	134	146	94	503	381
Other operating expenses	467	426	356	1,661	1,452
Total non-interest expense	6,436	6,047	6,242	24,235	21,172

Income before income taxes	216	1,045	1,102	4,086	7,022

Provision for Income Taxes	44	276	502	1,044	2,875
Net income	$172	$769	$600	$3,042	$4,147

Basic earnings per share	$0.04	$0.20	$0.15	$0.78	$1.06
Diluted earnings per share	$0.04	$0.20	$0.15	$0.78	$1.06

PATRIOT NATIONAL BANCORP, INC. AND SUBSIDIARY

FINANCIAL RATIOS AND OTHER DATA

(Unaudited)

Dollars in thousands, except shares outstanding and per share data

	Quarter Ended			Year Ended
	December 31, 2018	September 30, 2018	December 31, 2017	December 31, 2018	December 31, 2017

Quarterly Performance Data:
Net Income	$172	$769	$600	$3,042	$4,147
Return on Average Assets	0.07%	0.33%	0.29%	0.34%	0.54%
Return on Average Equity	0.98%	4.40%	3.65%	4.42%	6.32%
Net Interest Margin	3.20%	3.11%	3.51%	3.29%	3.58%
Efficiency Ratio	84%	85%	84%	82%	77%
Efficiency Ratio excluding project costs	80%	76%	76%	75%	75%
% increase loans	2%	1%	1%	8%	24%
% increase deposits	3%	1%	5%	17%	20%

Asset Quality:
Nonaccrual loans	$8,263	$6,479	$3,778	$8,263	$3,778
Other real estate owned	2,945	991	-	2,945	-
Total nonperforming assets	$11,208	$7,470	$3,778	$11,208	$3,778

Nonaccrual loans / loans	1.06%	0.85%	0.52%	1.06%	0.52%
Nonperforming assets / assets	1.18%	0.82%	0.44%	1.18%	0.44%
Allowance for loan losses	$7,609	$6,605	$6,297	$7,609	$6,297
Valuation reserve	$1,712	$1,684	$-	$1,712	$-
Allowance for loan losses with valuation reserve	$9,321	$8,289	$6,297	$9,321	$6,297

Allowance for loan losses / loans	0.98%	0.87%	0.88%	0.98%	0.88%
Allowance / nonaccrual loans	92.09%	101.94%	166.68%	92.09%	166.68%
Allowance for loan losses and valuation reserve / loans	1.19%	1.09%	0.88%	1.19%	0.88%
Allowance for loan losses and valuation reserve / nonaccrual loans	112.80%	127.94%	166.68%	112.80%	166.68%

Gross loan charge-offs	$16	$5	$17	$35	$305
Gross loan (recoveries)	$(2)	$(35)	$(4)	$(45)	$(2,783)
Net loan charge-offs (recoveries)	$14	$(30)	$13	$(10)	$(2,478)

Capital Data and Capital Ratios
Book value per share (1)	$17.69	$17.64	$17.12	$17.69	$17.12
Shares outstanding	3,910,674	3,906,966	3,899,675	3,910,674	3,899,675

Bank Capital Ratios:
Leverage Ratio	9.82%	9.92%	9.36%	9.82%	9.36%
Tier 1 Capital	10.61%	10.61%	10.55%	10.61%	10.55%
Total Risk Based Capital	11.49%	11.38%	11.41%	11.49%	11.41%

(1) Book value per share represents shareholders' equity divided by outstanding shares.

Source: Patriot National Bancorp Inc.